FIRST AMENDMENT
                  TO COMMON STOCK PURCHASE WARRANTS B, C AND D

      This First Amendment to Common Stock Purchase Warrant B, C and D (the "Amendment") is made and entered into as of March 30, 2007, by and among Swiss Medica, Inc., a Delaware corporation (the "Company") and the Holders of the Common Stock Purchase Warrant that have entered into the Subscription Agreements by and between the Company and each Holder dated as of May 9, 2007 (collectively, the "Holders"), with reference to the following facts:

      A. The parties hereto have heretofore entered into certain Common Stock Purchase Warrants by and among the Company and the Holders, dated as of March 31, 2004 (the "Warrants") set forth on Schedule A.

      B. All capitalized terms used in this Amendment which are not defined herein shall have the same meanings as set forth in the Warrants.

      C. The Holders shall be purchasing up to $2.0 million in Promissory Notes issued by the Company pursuant to a Subscription Agreement dated as of May 9, 2007. The issuance of the Notes is conditioned upon the execution of this Amendment.

      D. Section 16 of each Warrant permits the Warrants to be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

      E. This Amendment shall amend the expiration date to March 31, 2010 and reduce the exercise price to $0.02 per share. Therefore the Company is the only signatory to the Agreement.

      F. The Company agrees to issue additional shares of common stock to those Holders set forth in Schedule B who are purchasing the Notes under the Subscription Agreement and have exercised their B, C or D Warrants but have not sold them in the open market or to a bona fide third party such that the effective exercise price of such warrant was $0.02 per share.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

      1. Expiration Date. The "Expiration Date" of the Warrant shall be changed from March 31, 2007 to March 31, 2010.

      2. Exercise Price. The last clause of the first sentence of the Warrant shall be changed to "at a per share purchase price of $0.02."

      3. No Further Modification. Except as provided herein, the Warrants shall remain in full force and effect without modification.

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      4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.


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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the
Common Stock Purchase Warrant B, C and D as of the day and year first written above.

                                      COMPANY:

                                      Swiss Medica, Inc., a Delaware corporation


                                      By:
                                          -------------------------------------
                                          Name: Raghu Kilambi
                                          Title: Chief Executive Officer


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                                   SCHEDULE A

                     LIST OF OUTSTANDING B, C AND D WARRANTS